Deloitte & Touche                                               August 30, 1996
400 One Financial Plaza
Minneapolis, MN  55402


The following representations, made to the best of our knowledge and belief, are being provided to you in connection with your review of financial accounting matters of Micro Component Technology, Inc. and subsidiaries as to transactions and events after June 29, 1996, and to the date of this letter, your audit having been performed in connection with a 10K filing proposed to be filed by the Company with the Securities and Exchange Commission on or about August 30, 1996.

1. The audited financial statements and schedules included in the 10K or elsewhere in the exhibits present fairly the financial position, results of operations, and cash flows of the Company for the periods given.

2. No events have occurred subsequent to June 29, 1996 that have a material effect on the financial statements that are in the filing or that should be disclosed in order to keep those statements from being misleading.

3. The Company has made available to you (a) all financial records and related data that would have a bearing on the purpose of your review and (b) all minutes of the meeting of stockholders, directors, and committees of directors, or summaries of actions of recent meetings for which minutes have not yet been prepared.

4. In connection with your audit of the Company's annual financial statements for the year ended June 29, 1996, we have previously provided representations to you dated August 19, 1996. No matters have since come to our attention that would cause us to believe that any of those representations are no longer true.


We understand that you have not attempted to audit any of the records or transactions subsequent to June 29, 1996, but you have performed certain limited procedures, principally those called for by AICPA Statements on Auditing Standards No. 37, FILING UNDER FEDERAL SECURITIES STATUTES.


/s/ Roger E. Gower                           /s/ Estelle M. Kalka
- -----------------------------                -----------------------------
Roger E. Gower                               Estelle M. Kalka
Chairman, President and C.E.O.               Acting Controller